Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports First Quarter 2009 Results
DALLAS (May 15, 2009) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2009. TCI announced today that the company reported a net loss applicable to common shares of ($ 11.0 million) or ($1.37) per diluted earnings per share which includes a gain on sale of discontinued operations of $0.5 million, as compared to a net income of $67.1 million or $8.07 per diluted earnings per share which includes a gain on sale of discontinued operations of $98.1 million for the same period ended 2008.
Results of operations for the three months ended March 31, 2009, as compared to the same period ended 2008.
Rental and other property revenues increased by $4.7 million as compared to the prior period which by segment is an increase in the apartment portfolio of $2.7 million, the commercial portfolio of $2.5 million, offset by a decrease in the land and other portfolio of $0.5 million.
Property operating expenses increased by $2.1 million as compared to the prior period which by segment is an increase in the apartment portfolio of $3.9 million and an increase in the other portfolio of $0.1 million, offset by decreases in the commercial and land portfolios of $0.8 million and $1.1 million, respectively.
Depreciation and amortization increased by $1.4 million as compared to the prior period which by segment is an increase in the apartment portfolio of $1.0 million, and an increase in the commercial portfolio of $0.4 million.
Other income increased by $3.6 million as compared to the prior period. The increase is due to $2.3 million for gains on the disposition of our investment in the Korean REIT. In addition, we received $0.8 million in litigation settlements and $0.5 million in other non-recurring income.
Mortgage and loan interest expense decreased by $1.1 million as compared to the prior period which by segment is a decrease in the apartment portfolio of $0.4 million, a decrease in the commercial portfolio of $0.4 million, and a decrease in the other portfolio of $0.3 million.
Earnings from unconsolidated subsidiaries and investees decreased by $5.1 million. There were no material amounts of equity pickup from investees in the current period.
Provision for allowance on notes receivables and impairment decreased by $6.6 million. The majority of the prior period amount was due to setting up an allowance for various investments within our portfolio.
Gain on land sales decreased by $1.5 million as compared to the prior period. The decrease was due to recording a loss of $0.3 million on the sale of 0.3 acres of land known as West End land in the current period. In the prior quarter, we sold 14 acres of land for a gain of $1.3 million.
The 2009 discontinued operations consist of the Cullman Shopping Center that was sold subsequent to the quarter ended March 31, 2009. In addition, we recognized the deferred gain on the sale of the Hartford building sold in 2002. Discontinued operations for 2008 relates to 26 income producing properties of which 25 were sold in 2008.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at
www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2009	2008
	(dollars in thousands, except
	share and per share amounts)
Revenues:

Rental and other property revenues	$37,371	$32,647

Expenses:
Property operating expenses	24,072	21,938
Depreciation and amortization	7,308	5,932
General and administrative	1,563	2,403
Advisory fee to affiliate	2,857	2,997

Total operating expenses	35,800	33,270

Operating income (loss)	1,571	(623)

Other income (expense):
Interest income	636	763
Other income	3,906	302
Mortgage and loan interest	(16,629)	(17,734)
Earnings from unconsolidated subsidiaries and investees	—	5,112
Provision for allowance on notes receivable and impairment	(379)	(7,000)

Total other expenses	(12,466)	(18,557)

Loss before gain on land sales, non-controlling interest, and tax	(10,895)	(19,180)
Gain (loss) on land sales	(251)	1,275

Loss from continuing operations before tax	(11,146)	(17,905)
Income tax benefit (expense)	(110)	29,836

Net income (loss) from continuing operations	(11,256)	11,931

Discontinued operations:

Income (loss) from discontinued operations	65	(12,813)
Gain on sale of real estate from discontinued operations	532	98,059
Income tax expense from discontinued operations	(209)	(29,836)

Net income (loss)	(10,868)	67,341
Less: net income attributable to non-controlling interest	109	—

Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(10,759)	67,341
Preferred dividend requirement	(250)	(240)

Net income (loss) applicable to common shares	$(11,009)	$67,101

Earnings per share — basic
Income (loss) from continuing operations	$(1.42)	$1.45
Discontinued operations	0.05	6.86

Net income (loss) applicable to common shares	$(1.37)	$8.31

Earnings per share — diluted
Income (loss) from continuing operations	$(1.42)	$1.41
Discontinued operations	0.05	6.66

Net income (loss) applicable to common shares	$(1.37)	$8.07

Weighted average common share used in computing earnings per share	8,113,669	8,075,453
Weighted average common share used in computing diluted earnings per share	8,113,669	8,311,693

Amounts attributable to Transcontinental Realty Investors, Inc.
Income (loss) from continuing operations	$(11,147)	$11,931
Income from discontinued operations	388	55,410

Net income (loss)	$(10,759)	$67,341

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,531,183	$1,526,016
Real estate held for sale, at cost net of depreciation	4,291	8,018
Real estate subject to sales contracts, at cost net of depreciation	60,367	60,807
Less accumulated depreciation	(120,553)	(114,050)

Total real estate	1,475,288	1,480,791
Notes and interest receivable , Performing	34,896	42,413
Less allowance for estimated losses	(988)	(3,293)

Total notes and interest receivable	33,908	39,120
Cash and cash equivalents	2,150	5,983
Investments in securities	—	2,775
Investments in unconsolidated subsidiaries and investees	23,446	23,365
Other assets	81,684	88,033

Total assets	$1,616,476	$1,640,067

Liabilities and Shareholders’ Equity

Liabilities:

Notes and interest payable	$1,106,715	$1,100,852
Notes related to assets held-for-sale	993	4,191
Notes related to subject to sales contracts	62,287	62,972

Accounts payable and other liabilities	135,535	147,356

	1,305,530	1,315,371

Commitments and contingencies:
Shareholders’ equity:

Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2009 and 2008 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2009 and 2008 respectively	1	1

Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8,113,669 for 2009 and 2008	81	81
Paid-in capital	262,983	263,290
Retained earnings	34,221	44,980
Accumulated other comprehensive income	—	2,575

Total Transcontinental Realty Investors, Inc. shareholders’ equity	297,286	310,927
Non-controlling interest	13,660	13,769

Total equity	310,946	324,696

Total liabilities and equity	$1,616,476	$1,640,067